Exhibit 10.17
GLU MOBILE INC.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(As Amended on October 21, 2010)
On January 28, 2009, our Board of Directors adopted, and October 21, 2010 our Board amended, the following program with respect to the compensation of our non-employee directors:
Cash Compensation

Annual Retainer Fee:	$20,000

Chairman of the Board Fee:	$15,000

Annual Committee Fees:
Audit Committee Chair	$15,000
Audit Committee Member (other than Chair)	$5,000
Compensation Committee Chair	$15,000
Compensation Committee Member (other than Chair)	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Member (other than Chair)	$5,000
All cash compensation will be paid in quarterly installments based upon continuing service. We will also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.
Equity Compensation
Each year at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of, at that director’s discretion, either 16,667 shares of restricted stock or an option to purchase 50,000 shares of our common stock. In either case the award will vest pro rata monthly over one year. About the time he or she joins the Board of Directors, each new non-employee director will receive an initial equity award of, at that director’s discretion, either (a) a grant of 20,000 shares of restricted stock or (b) an option to purchase 60,000 shares of our common stock. In either case the award will vest as to 16 2/3% of the shares after six months and thereafter vest pro rata monthly over the next 30 months.